The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 26, 2015

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 112 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated January , 2015
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Income Auto-Callable Securities due July    , 2015
Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return
Principal at Risk Securities
Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due July    , 2015 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities, do not provide for the regular payment of interest or the return of any principal at maturity.  Instead, the securities will pay a contingent monthly coupon but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level of 80% of the initial index value on the related determination date.  However, if on any determination date, the determination index value or the final index value, as applicable, is less than the downside threshold level, you will not receive any contingent monthly coupon on the related contingent payment date.  In addition, if the determination index value is greater than or equal to the redemption threshold level of 95% of the initial index value on any determination date, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date.  If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount and the contingent monthly coupon with respect to the final determination date, if the final index value is greater than or equal to the downside threshold level or (ii) the stated principal amount multiplied by the index performance factor, if the final index value is less than the downside threshold level.  If the final index value is less than the downside threshold level, investors will lose more than 20%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent monthly coupons during the entire term of the securities if the underlying commodity index closes below the downside threshold level on the determination dates.  Investors will not participate in any appreciation of the underlying commodity index.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•
If, on any determination date, the determination index value or the final index value, as applicable, is greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level, we will pay a contingent monthly coupon at an annual rate of 30.00% (corresponding to approximately $25.00 per month per security) on the related contingent payment date.

•
If, on any determination date, the determination index value or the final index value, as applicable, is less than the downside threshold level, no contingent monthly coupon will be paid with respect to that determination date.  It is possible that the underlying commodity index will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during that period.

º
The determination dates are March    , 2015, March    , 2015, April   , 2015, May   , 2015, June    , 2015 and July    , 2015, subject to postponement for non-index business days and certain market disruption events.  We refer to July    , 2015 as the final determination date.

º
The contingent payment date with respect to each determination date other than the final determination date is the third business day after the related determination date.  The payment of the contingent monthly coupon, if any, with respect to the final determination date will be made on the maturity date.

•
If, on any of the first five determination dates, the determination index value is greater than or equal to the redemption threshold level of     , which is 95% of the initial index value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:
º	if the final index value is greater than or equal to the downside threshold level, the stated principal amount and the contingent monthly coupon with respect to the final determination date, or
º	if the final index value is less than the downside threshold level, (i) the stated principal amount times (ii) the index performance factor.
Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.
•	The index performance factor is the final index value divided by the initial index value.
•	The determination index value is the index closing value on any determination date other than the final determination date.
•	The initial index value is the index closing value on January , 2015, which we refer to as the pricing date.
•	The final index value is the index closing value on the final determination date.
•
Investing in the securities is not equivalent to investing directly in the S&P GSCI™ Crude Oil Index - Excess Return or the commodities futures contracts that underlie the S&P GSCI™ Crude Oil Index - Excess Return.

•
The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events.  No adjustment will be made to any contingent monthly coupon paid on a postponed date.

•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $974.50 per security, or within $15.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61762GCZ5. The ISIN for the securities is US61762GCZ54.
•
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$7.50(1)
		$5.00(2)	$987.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $7.50 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.
(3)	See “Use of Proceeds and Hedging” on page PS-34.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due July    , 2015 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the underlying commodity index.  Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments for the entire term of the securities and participation in any appreciation of the underlying commodity index, in exchange for the opportunity to receive the contingent monthly coupon if the determination index value on any of the monthly determination dates is at or above the downside threshold level.  The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Contingent Income Auto-Callable Securities due July    , 2015 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $974.50, or within $15.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate, the redemption threshold level and the downside threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.
You will receive a contingent monthly coupon only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level
You will receive a contingent monthly coupon at an annual rate of 30.00% (corresponding to approximately $25.00 per month per security) on each contingent payment date but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level of 80% of the initial index value on the related determination date.  If, however, the determination index value or the final index value, as applicable, is less than the downside threshold level on any determination date, you will not receive a contingent monthly coupon on the related contingent payment date.  It is possible that the underlying commodity index could remain below the downside threshold level on each of the determination dates so that you will receive no contingent monthly coupons during the entire term of the securities.  You will not participate in any appreciation in the underlying commodity index, and the return on the securities will be limited to the contingent monthly coupons, if any.

We refer to the contingent monthly coupons on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date during the entire term of the securities.  Even if the underlying commodity index were to be at or above the downside threshold level on some determination dates, it may decline below the downside threshold level on others.

The initial index value is              , which is the index closing value of the underlying commodity index on January       , 2015, which we refer to as the pricing date.

The downside threshold level is            , which is 80% of the initial index value.

The redemption threshold level is            , which is 95% of the initial index value.

The determination dates are March    , 2015, March    , 2015, April   , 2015, May   , 2015, June    , 2015 and July    , 2015, subject to postponement for non-index business days and certain market disruption events.  We also refer to July    , 2015 as the final determination date.  The contingent payment dates are the third business day after each determination date other than the final determination date.  The payment of the contingent monthly coupon, if any, with respect to the final determination date will be made on the maturity date.

The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events.  No adjustment will be made to any contingent monthly coupon paid on a postponed date.

The securities do not guarantee repayment of	Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal at maturity. As described more fully below, if the securities have not been any principal at maturity
automatically redeemed prior to maturity and the final index value has declined to or below 80% of the initial index value, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will represent a loss of at least 20% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment.

The securities will be automatically redeemed if the determination index value on any of the monthly determination dates is greater than or equal to the redemption threshold level
If, on any of the first five determination dates, the determination index value is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  Because the redemption threshold level is 95% of the initial index value, it is possible that the securities will be redeemed even when the determination index value is less than the initial index value.  The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

Each determination date is subject to postponement for non-index business days and certain market disruption events as described under “Description of Securities—Determination Dates.”
If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final index value
At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final index value and will be equal to:

•       if the final index value is greater than or equal to the downside threshold level, the stated principal amount and the contingent monthly coupon with respect to the final determination date, or

•       if the final index value is less than the downside threshold level, (i) the stated principal amount times (ii) the index performance factor.

where,
index performance factor	=	final index value
initial index value
final index value	=
the official settlement price of the underlying commodity index, as published by the index publisher or its successor, on the final determination date, subject to postponement for non-index business days and certain market disruption events.

initial index value	=	the official settlement price of the underlying commodity index, as published by the index publisher or its successor, on the pricing date.

If the final index value is less than the downside threshold level of 80% of the initial index value, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will represent a loss of at least 20% on your initial investment and may be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-8, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities on each determination date and at maturity assuming a variety of hypothetical index closing values for each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical values of the underlying commodity index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-33.  You cannot predict the future value of the underlying commodity index based on its historical values.

Investing in the securities is not equivalent to investing directly in the underlying commodity index or the commodities futures contracts that underlie the underlying commodity index.
You will not participate in any appreciation in the value of the underlying commodity index, and the return on the securities will be limited to the contingent monthly coupons, if any
You will not participate in any appreciation in the value of the underlying commodity index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons that are paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level.  In addition, the automatic early redemption feature may limit the term of your investment to as short as one month.  If the securities are redeemed prior to maturity, you will receive no more coupon payments, and you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final determination date is postponed so that the final determination date falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final determination date as postponed.  See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MSCG will determine the initial index value, the downside threshold level, the determination index value, the final index value, whether the securities will be redeemed following any determination date, whether the contingent monthly coupon will be paid on any contingent payment date, whether a market disruption event has occurred and the payment that you will receive upon early redemption or at maturity, if any.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 19, 2014 and prospectus dated November 19, 2014.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is paid with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed early.  The following examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined by reference to the determination index value of the underlying commodity index on each monthly determination date, and the amount you will receive at maturity, if any, will be determined by reference to the final index value of the underlying commodity index on the final determination date.  The actual initial index value, redemption threshold level and downside threshold level for the underlying commodity index will be determined on the pricing date.  All payments on the securities, if any, are subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples below may have been rounded for the ease of analysis.  The below examples are based on the following terms:

Contingent Monthly Coupon:
A contingent monthly coupon at an annual rate of 30.00% (corresponding to approximately $25.00 per month per security) is paid monthly but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level on the related determination date

Automatic Early Redemption:
If the determination index value of the underlying commodity index is greater than or equal to the redemption threshold level on any monthly determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

Payment at Maturity (if the securities have not been automatically redeemed early):
If the final index value is greater than or equal to the downside threshold level, investors will receive the stated principal amount and the contingent monthly coupon with respect to the final determination date.

If the final index value of the underlying commodity index is less than the downside threshold level, investors will receive (i) the stated principal amount multiplied by (ii) the index performance factor of the underlying commodity index.  Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	300

Hypothetical Downside Threshold Level:	240, which is 80% of the hypothetical initial index value

Hypothetical Redemption Threshold Level:	285, which is 95% of the hypothetical initial index value
* The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable period, calculated on a 30/360 basis.  The hypothetical contingent monthly coupon of $25.00 is used in these examples for ease of analysis.

How to determine whether a contingent monthly coupon is payable with respect to a determination date:

	Hypothetical Determination Index Value	Contingent Monthly Coupon
Hypothetical Determination Date 1	280 (at or above the downside threshold level)	$25.00
Hypothetical Determination Date 2	200 (below the downside threshold level)	$0
Hypothetical Determination Date 3	185 (below the downside threshold level)	$0
Hypothetical Determination Date 4	275 (at or above the downside threshold level)	$25.00

On hypothetical determination date 1, the underlying commodity index closes at or above the downside threshold level.  Therefore, a contingent monthly coupon of $25.00 is paid on the relevant contingent payment date.

On each of hypothetical determination dates 2 and 3, the underlying commodity index closes below the downside threshold level.   Therefore, no contingent monthly coupon is paid on the relevant contingent payment date.

On hypothetical determination date 4, the underlying commodity index closes at or above the downside threshold level.  Therefore, a contingent monthly coupon of $25.00 is paid on the maturity date.

If the determination index value of the underlying commodity index is less than the downside threshold level on each determination date, you will not receive any contingent monthly coupons for the entire term of the securities.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

If the determination index value of the underlying commodity index is greater than or equal to the redemption threshold level on any monthly determination date, the securities will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related determination date.  No further payments will be made on the securities once they have been redeemed.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Hypothetical Final Index Value	Payment at Maturity
Example 1:	120 (below the downside threshold level)	$1,000 x index performance factor of the underlying commodity index = $1,000 x (120 / 300) = $400
Example 2:	90 (below the downside threshold level)	$1,000 x (90 / 300) = $300
Example 3:	290 (at or above the downside threshold level)
The stated principal amount + the contingent monthly coupon with respect to the final determination date.  For more information, please see above under “How to determine whether a contingent monthly coupon is payable with respect to a determination date.”

In examples 1 and 2, the final index value of the underlying commodity index is below the downside threshold level.  Therefore, investors are exposed to the downside performance of the underlying commodity index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor of the underlying commodity index.  Moreover, investors do not receive the contingent monthly coupon for the final monthly period.

In example 3, the final index value of the underlying commodity index is at or above the downside threshold level.  Therefore, investors receive at maturity the stated principal amount of the securities plus the contingent monthly coupon for the final monthly period.

If the final index value of the underlying commodity index is below the downside threshold level, you will be exposed to the downside performance of the underlying commodity index at maturity, and your payment at maturity will be less than $800 per security and could be zero.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest or the return of any principal at maturity.  Investing in the securities is not equivalent to directly investing in the underlying commodity index or in the commodities futures contracts that underlie the underlying commodity index.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee the payment of regular interest or the return of any principal at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity, and if the final index value is less than the downside threshold level, you will be exposed to the decline in the value of the underlying commodity index, as compared to the initial index value, on a 1 to 1 basis, and the payment at maturity will represent a loss of at least 20% on your initial investment and may be zero. There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

The securities do not provide for regular interest payments
The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon only if the determination index value or final index value, as applicable, is at or above 80% of the initial index value, which we refer to as the downside threshold level, on the related determination date.  If, on the other hand, the determination index value or final index value, as applicable, is lower than the downside threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date.  It is possible that the index closing value of the underlying commodity index will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons during that period.  If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The contingent monthly coupon, if any, is based only on the value of the underlying commodity index on the related monthly determination date at the end of the related interest period
Whether the contingent monthly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the determination index value of the underlying commodity index on the relevant monthly determination date.  As a result, you will not know whether you will receive the contingent monthly coupon on any contingent payment date until near the end of the relevant interest period.  Moreover, because the contingent monthly coupon is based solely on the value of the underlying commodity index on monthly determination dates, if the determination index value of the underlying commodity index on any determination date is below the downside threshold level, you will receive no coupon for the related interest period, even if the level of the underlying commodity index was at or above the downside threshold level on other days during that interest period.

Investors will not participate in any appreciation in the underlying commodity index
Investors will not participate in any appreciation of the underlying commodity index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than the downside threshold level.

The automatic early redemption feature may	The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the

limit the term of your investment to approximately one month. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.	securities. In addition, due to the redemption threshold level feature, it is possible that the securities will be redeemed even when the determination index value is less than the initial index value. If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying commodity index on any day, including in relation to the initial index value, the downside threshold level and the redemption threshold level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

•      the volatility (frequency and magnitude of changes in value) of the underlying commodity index;

•      the price of the index contracts that underlie the underlying commodity index and the volatility of such prices;

•      trends of supply and demand for the index contracts that underlie the underlying commodity index;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity index;

•      the time remaining until the next determination date and the maturity of the securities; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  In particular, if the underlying commodity index has closed below the downside threshold level, and especially if the underlying commodity index has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying commodity index based on its historical performance.  The value of the underlying commodity index may decrease and be below the downside threshold level on each determination date so that you will receive no return on your investment, and the underlying commodity index may close below the downside threshold level on the final determination date so that you lose more than 20% or all of your initial investment in the securities.  There can be no assurance that the determination index value will be at or above the downside threshold level on any determination date so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold level on the final determination date so that you do not suffer a significant loss on your initial investment in the securities.  See “Description of the Securities—S&P GSCI™ Crude Oil Index - Excess Return”

below.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity or on any contingent payment date, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

An investment in the securities will expose you to concentrated risks relating to crude oil
The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the securities
The S&P GSCITM–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity index, and, accordingly, the value of the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

Adjustments to the underlying commodity index could adversely affect the value of the securities
The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the securities.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

Investing in the securities is not equivalent to investing in the underlying commodity index	Investing in the securities is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our	One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked subsidiaries could potentially adversely affect the value of the securities to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, as a result, increase (i) the redemption threshold level, which is the level at or above which the underlying commodity index must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level, which is the level at or above which the underlying commodity index must close on each determination date in order for you to earn a contingent monthly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity index at maturity. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying commodity index on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent monthly coupon on the securities and the amount of cash you receive at maturity, if any.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial index value, the redemption threshold level, the downside threshold level, the determination index value, the final index value, the contingent monthly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying commodity index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of Securities—Determination Dates,” “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation” and “—Alternate Exchange Calculation in case of an Event of Default,” and “—Calculation Agent and Calculations” herein.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the contingent monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as short-term debt instruments. In that event, U.S. Holders might be required to accrue ordinary income over the term of the securities, and any gain recognized by U.S. Holders upon sale, exchange or settlement of the securities might be characterized as ordinary income. Because a security provides for the return of principal except where the final index value is below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Auto-Callable Securities due July    , 2015 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	January , 2015

Original Issue Date (Settlement Date)	February , 2015 (3 Business Days after the Pricing Date).

Maturity Date	July , 2015, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such final Determination Date as postponed.  See “––Determination Dates” below.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61762GCZ5

ISIN	US61762GCZ54

Denominations	$1,000 and integral multiples thereof

Underlying Commodity Index	S&P GSCI™ Crude Oil Index – Excess Return (the “Index”). For more information on the Underlying Commodity Index, see “––The S&P GSCI™ Crude Oil Index - Excess Return” below.

Index Publisher	S&P Dow Jones Indices LLC and any successor publisher thereof (“S&P”).

Contingent Monthly Coupon
The Contingent Monthly Coupon payable on this Security on each Contingent Payment Date for the related Interest Period will be payable at an annual rate of 30.00% for the related Interest Period (computed on the basis of a year of 360 days and twelve 30-day months), provided that a Contingent Monthly Coupon will be payable for such Interest Period only if the Determination Index Value of the Underlying Commodity Index is at or above the Downside Threshold Level on the related Determination Date.

Determination Index Value	The Index Closing Value on any Determination Date other than the final Determination Date.

Early Redemption	If the Determination Index Value, as determined by the Calculation Agent, on any of the first five Determination Dates is greater than or equal to the Redemption Threshold Level, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the third Business Day following such Determination Date (as may be postponed under “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed under “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the  applicable Early Redemption Payment amount to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal (i) the Stated Principal Amount plus (ii) the Contingent Monthly Coupon with respect to the related Determination Date.

Contingent Payment Dates
With respect to each Determination Date other than the final Determination Date, the third Business Day after the related Determination Date.  The payment of the Contingent Monthly Coupon, if any, with respect to the final Determination Date will be made on the Maturity Date.

Record Date	For each Contingent Payment Date, the date one Business Day prior to such Contingent Payment Date.

Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	if the Final Index Value is greater than or equal to the Downside Threshold Level, the Stated Principal Amount and the Contingent Monthly Coupon with respect to the final Determination Date; or

•	if the Final Index Value is less than the Downside Threshold Level, (i) the Stated Principal Amount times (ii) the Index Performance Factor.

If the Underlying Commodity Index declines to below 80% of the Initial Index Value, you will be exposed to that decline on a 1 to 1 basis, and you will lose more than 20%, and possibly all, of your investment.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Downside Threshold Level	, which is 80% of the Initial Index Value

Redemption Threshold Level	, which is 95% of the Initial Index Value

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Index Closing Value	On any day, the official settlement price of the Underlying Commodity Index, as published by the Index Publisher or its successor on such day.

Reuters and various other third party sources may report the official settlement price of the Underlying Commodity Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by such Index Publisher or successor will prevail.

Initial Index Value
         , which is the Index Closing Value on the Pricing Date, provided that if the Pricing Date is not an Index Business Day or if a Market Disruption Event occurs on that date, the Initial Index Value will be, subject to the succeeding paragraph below, the Index Closing Value on the next Index Business Day on which no Market Disruption Event occurs.

If there is a Market Disruption Event on the Pricing Date, the Initial Index Value will be determined in accordance with the mechanics described under “––Determination Dates” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the final Determination Date, as determined by the Calculation Agent.

Determination Dates
March    , 2015, March    , 2015, April   , 2015, May   , 2015, June    , 2015 and July    , 2015, subject to postponement for non-Index Business Days and certain Market Disruption Events.  We also refer to July    , 2015 as the final Determination Date.

If any Determination Date is not an Index Business Day, the relevant Determination Date will be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Underlying Commodity Index or one or more commodity contracts underlying the Underlying Commodity Index (each, an “index contract”) occurs on any Determination Date, the Index Closing Value for the relevant Determination Date will be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Underlying Commodity Index or any index contract occurs on any Determination Date, the Calculation Agent will calculate the Index Closing Value for such Determination Date using as a price (i) for each index contract that did not suffer a Market Disruption Event on such Determination Date, the official settlement price of such index contract on such Determination Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event has occurred with respect to such index contract on each of the three consecutive Trading Days immediately succeeding any Determination Date, the Calculation Agent will determine the price of such index contract for such Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date will be the arithmetic mean of such quotations.  Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  If fewer than three quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Underlying Commodity Index last in effect prior to the Determination Date; provided that if the relevant Market Disruption Event is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Commodity Index or any index contract, any of a Price Source

Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (a) with respect to the Underlying Commodity Index, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of the Index (or the price of any Successor Index, if applicable) or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of the Underlying Commodity Index, and (b) with respect to any Index Contract, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price for such Index Contract.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (a) with respect to the Underlying Commodity Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the Underlying Commodity Index, notwithstanding the availability of the price source or the status of trading in the Index Contracts or futures contracts related to the Index Contracts, and (b) with respect to any Index Contract, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract or (ii) the disappearance of, or of trading in, such Index Contract.

For purposes of this definition, a discontinuance of publication of the Underlying Commodity Index will not be a Disappearance of Commodity Reference Price if Morgan Stanley Capital Group Inc, (“MSCG”) has selected a Successor Index in accordance with “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Trading Disruption
Trading Disruption means, with respect to any Index Contract, the material suspension of, or the material limitation imposed on, trading in an Index Contract or futures contracts related to such Index Contract on the Relevant Exchange for such Index Contract.

Material Change in Formula
Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the official settlement price of the Underlying Commodity Index.

Material Change in Content
Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Underlying Commodity Index or relevant futures contracts.

Tax Disruption	With respect to any index contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales,

use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	Any day on which the official settlement price of the Underlying Commodity Index is scheduled to be published by the Index Publisher or its successor.

Relevant Exchange	Relevant Exchange means the principal exchange or trading market for any contract or commodity then included in the Underlying Commodity Index or any Successor Index.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Discontinuance of the Underlying Commodity
Index; Alteration of Method of Calculation
If, following the Original Issue Date, the Index Publisher discontinues publication of the Underlying Commodity Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Underlying Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index

Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Underlying Commodity Index and composition of the futures contracts of the Underlying Commodity Index on the last day on which the Underlying Commodity Index was published.

If the Index Publisher changes its method of calculating the Underlying Commodity Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Underlying Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Commodity Index may adversely affect the value of the Securities.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. Incorporated (MS & Co.)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”).

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Downside Threshold Level, the Redemption Threshold Level, the Final Index Value, the Determination Index Value, the Contingent Monthly Coupon, if any, due to you with respect to each Determination Date, whether the Securities will be redeemed following any Determination Date, whether a Market Disruption Event has occurred, and, if the Securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  See “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation” and “––Market Disruption Event.”  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.  See also “Risk Factors––The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.”

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

The S&P GSCI™ Crude Oil Index
We have derived all information contained in this pricing supplement regarding the Underlying Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the S&P.  The Index was developed, and is calculated, maintained and published by S&P.

The Underlying Commodity Index is a sub-index of the S&P GSCITM-ER.  It represents only the crude oil component of the S&P GSCITM-ER. The value of the Underlying Commodity Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the crude oil futures contracts included in the Underlying Commodity Index; and (ii) the Underlying Commodity Index has a separate normalizing constant.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCI™-ER on any given day is equal to the product of (i) the value of the S&P GSCI™-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCI™-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of its underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. Eastern time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee and the Commodity Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™.  The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below.  S&P makes the official calculations of the S&P GSCI™.

The Index Committee established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™.  The Commodity Index Advisory Panel has an advisory role and cannot bind the Index Committee to any changes.  The Commodity Index Advisory Panel meets at least annually to discuss market developments and potential changes to the S&P GSCI™.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, launched a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P GSCI™ Indices.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCI™.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•
At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., Eastern time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.

•
The contracts currently included in the S&P GSCI™ are all futures contracts traded on the NYMEX, the ICE Futures, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the LME.

Calculation of the S&P GSCI™

The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Underlying Commodity Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Underlying Commodity Index to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Underlying Commodity Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Underlying Commodity Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Underlying Commodity Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO

WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Underlying Commodity Index for each quarter in the period from January 1, 2010 through January 23, 2015.  The related graph shows the daily Index Closing Values for the Underlying Commodity Index in the same period.  The Index Closing Value on January 23, 2015 was 247.9051.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Index Closing Value on each Determination Date will be determined with reference to the official settlement price of the Underlying Commodity Index, as determined pursuant to “––Index Closing Value” above, rather than the prices published by Bloomberg Financial Markets on each such date.  The historical performance of the Underlying Commodity Index set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Index Closing Value on any of the Determination Dates.  If the Securities are not automatically redeemed prior to maturity and if the Underlying Commodity Index has declined to below the Downside Threshold Level, you will lose a significant portion or all of your initial investment at maturity.  We cannot give you any assurance that the Securities will be redeemed prior to maturity, or that, if the Securities are not redeemed, the Final Index Value will be at or above the Downside Threshold Level so that at maturity you will not lose a significant portion or all of your investment.  The Underlying Commodity Index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

S&P GSCI™ Crude Oil Index - Excess Return
High and Low Index Closing Values and
End-of-Quarter Index Closing Values
January 1, 2010 through January 23, 2015

	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717

	High	Low	Period End
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter (through January 23, 2015)	293.2265	247.9051	247.9051

S&P GSCI™ Crude Oil Index - Excess Return Daily Index Closing Values January 1, 2010 through January 23, 2015

* The black dashed line in the graph indicates the hypothetical Downside Threshold Level and the red solid line in the graph indicates the hypothetical Redemption Threshold Level, in each case assuming the Index Closing Value of the Underlying Commodity Index on January 23, 2015 were the Initial Index Value.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the stocks constituting the Underlying Commodity Index, in futures and/or options contracts on the Underlying Commodity Index or the component stocks of the Underlying Commodity Index listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value, and, as a result, increase (i) the Redemption Threshold Level, which is the level at or above which the Underlying Commodity Index must close on any Determination Date so that the Securities are redeemed prior to maturity for the Early Redemption Payment and (ii) the Downside Threshold Level, which is the level at or above which the Underlying Commodity Index must close on each Determination Date in order for you to earn a Contingent Monthly Coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the Underlying Commodity Index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the Securities could potentially affect the value of the Underlying Commodity Index on the Determination Dates, and, accordingly, whether the Securities are automatically redeemed prior to maturity, whether we pay a Contingent Monthly Coupon on the Securities and the amount of cash you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $7.50 for each Security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We will not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities

Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities or commodities;
•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Monthly Coupon.  Any contingent monthly coupon on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, or settled.  For this purpose, the amount realized does not include any contingent monthly coupon paid at settlement and may not include sale proceeds attributable to an accrued monthly coupon, which may be treated as a monthly coupon payment.  Any such gain or loss generally should be short-term capital gain or loss.  The ordinary income treatment of the contingent monthly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  It is possible, for example, that a Security could be treated as a short-term debt instrument with the result that any gain on the retirement of the Security would be treated as ordinary income to U.S. Holders. In addition, such a Security would be treated as issued with original issue discount. Accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the Securities) might be required to accrue into income original issue discount over the term of the Security before maturity.  Because a Security provides for the return of principal except where the final index value is below the downside threshold level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any contingent monthly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly coupon and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the Securities is unclear, you should assume that any contingent monthly coupon payment on the Securities will be subject to the FATCA rules.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.